                                                                  Exhibit (a)(1)


                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                       OF
                              THE NORTH FACE, INC.
                                       AT
                              $2.00 NET PER SHARE
                                       BY
                           SEQUOIA ACQUISITION, INC.,
                          A WHOLLY OWNED SUBSIDIARY OF
                                 VF CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON
              TUESDAY, MAY 16, 2000, UNLESS THE OFFER IS EXTENDED.

    THIS OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF APRIL 7, 2000, BY AND AMONG THE NORTH FACE, INC. (THE "COMPANY"), VF CORPORATION ("PARENT") AND SEQUOIA ACQUISITION, INC. ("PURCHASER"). THE BOARD OF DIRECTORS OF THE COMPANY HAS (1) UNANIMOUSLY DETERMINED THAT EACH OF THE MERGER AGREEMENT, THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, (2) DULY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND (3) SUBJECT TO THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT, RESOLVED TO RECOMMEND THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER, AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

    DEUTSCHE BANK SECURITIES INC. ("DEUTSCHE BANK"), FINANCIAL ADVISOR TO THE COMPANY, HAS DELIVERED TO THE BOARD OF DIRECTORS OF THE COMPANY ITS WRITTEN OPINION TO THE EFFECT THAT, AS OF THE DATE OF THE MERGER AGREEMENT, THE PRICE OF $2.00 IN CASH PER SHARE (THE "OFFER PRICE") TO BE RECEIVED BY THE HOLDERS OF SHARES IN THE OFFER AND THE MERGER IS FAIR TO SUCH HOLDERS FROM A FINANCIAL POINT OF VIEW. THE FULL TEXT OF THE WRITTEN OPINION OF DEUTSCHE BANK CONTAINING THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED AND THE SCOPE OF THE REVIEW UNDERTAKEN IN RENDERING SUCH OPINION, AS WELL AS THE LIMITATIONS OF SUCH OPINION, IS INCLUDED WITH THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON
SCHEDULE 14D-9, WHICH IS BEING MAILED TO STOCKHOLDERS AT THE SAME TIME AS THIS OFFER TO PURCHASE. STOCKHOLDERS ARE URGED TO READ THE FULL TEXT OF SUCH OPINION IN CONJUNCTION WITH THIS OFFER TO PURCHASE.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.0025 PER SHARE, OF THE COMPANY WHICH, TOGETHER WITH THE SHARES THEN OWNED BY PURCHASER AND PARENT, WOULD REPRESENT AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS AND (2) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED.

                                   IMPORTANT

    Any stockholder who desires to tender all or any portion of such stockholder's shares should either (i) complete and sign the Letter of Transmittal (or facsimile thereof) that accompanies this Offer to Purchase in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to such Letter of Transmittal, and deliver it with the certificate(s) representing tendered shares and all other required documents to the Depositary (as defined below) or tender such shares pursuant to the procedures for book-entry transfer set forth in "The Offer -- Section 3 -- Procedures for Tendering Shares" on page 8 or (ii) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if he or she desires to tender such shares.

    Any stockholder who desires to tender shares and cannot deliver such shares and all other required documents to the Depositary by the expiration of the offer or who cannot comply with the procedures for book-entry transfer on a timely basis must tender such shares pursuant to the guaranteed delivery procedure set forth in "The Offer -- Section 3 -- Procedures for Tendering Shares" on page 8.

    Questions and requests for assistance may be directed to D.F. King & Co., Inc. or Salomon Smith Barney Inc. at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related documents may also be obtained from D.F. King & Co., Inc. or brokers, dealers, commercial banks or trust companies.

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                               ------------------

                      The Dealer Manager for the Offer is:

                              SALOMON SMITH BARNEY
April 19, 2000

                               ------------------
                               TABLE OF CONTENTS
                               ------------------

                                                                     PAGE
                                                                     ----
Summary Term Sheet.................................................     1
Introduction.......................................................     5
The Offer..........................................................     6
 1.    Terms of the Offer; Expiration Date.........................     6

 2.    Acceptance for Payment and Payment..........................     7

 3.    Procedures for Tendering Shares.............................     8

 4.    Withdrawal Rights...........................................    10

 5.    Certain Tax Considerations..................................    11

 6.    Price Range of Shares; Dividends............................    11

 7.    Certain Information Concerning the Company..................    12

 8.    Other Financial Information.................................    12

 9.    Certain Information Concerning Purchaser and Parent.........    12

10.    Source and Amount of Funds..................................    13

11.    Background of the Offer; Past Contacts, Transactions or
       Negotiations with the Company...............................    13
12.    Purpose of the Offer; Plans for the Company; The Merger
       Agreement...................................................    15
13.    Effect of the Offer on the Market for the Shares; Stock
       Exchange Listing; Registration under the Exchange Act.......    21
14.    Dividends and Distributions.................................    22

15.    Extension of Tender Period; Subsequent Offering Period;
       Termination; Amendment......................................    22
16.    Certain Conditions of the Offer.............................    23

17.    Certain Legal Matters; Regulatory Approvals.................    25

18.    Fees and Expenses...........................................    27

19.    Miscellaneous...............................................    28

Schedule I -- Directors and Executive Officers of VF Corporation
  and Sequoia Acquisition, Inc.....................................   S-1

                               SUMMARY TERM SHEET

     VF Corporation ("VF"), through its wholly owned subsidiary, Sequoia Acquisition, Inc. ("Sequoia"), is offering to purchase all of the outstanding common stock of The North Face, Inc. ("North Face") for $2.00 per share, net to the seller in cash. The following are some of the questions you, as a stockholder of North Face, may have and the answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

     VF, a Pennsylvania corporation, through its wholly owned subsidiary, Sequoia, a Delaware corporation, is offering to purchase all of the outstanding common stock of North Face. Sequoia was formed for the purpose of making a tender offer for all of the common stock of North Face. See "Introduction" on page 5.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are seeking to purchase all of the outstanding common stock, par value $0.0025 per share, and the associated preferred share purchase rights of North Face. See "Introduction" on page 5.

HOW MUCH ARE YOU OFFERING TO PAY FOR MY SECURITIES AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay the price of $2.00 per share, net to you, in cash. If you tender your shares to us in the offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     VF will provide Sequoia with sufficient funds to purchase shares validly tendered and not withdrawn in the offer and to complete the merger which is expected to follow the successful completion of the offer. It is anticipated that all of such funds will be readily obtainable from VF's general corporate funds. See "The Offer--Section 10 - Source and Amount of Funds" on page 13.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     We do not think our financial condition is relevant to your decision whether to tender in the offer because the form of payment consists solely of cash and we believe our funding will be readily obtainable. Additionally, the offer is not subject to any financing condition. See "The Offer -- Section
9 -- Certain Information Concerning Purchaser and Parent" on page 12 and "The Offer -- Section 10 -- Source and Amount of Funds" on page 13.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 12:00 midnight, New York City time, on Tuesday, May 16, 2000, to decide whether to tender your shares in the offer. Further, if you are unable to deliver the required documents in order to make a valid tender by that time, you may be able to use the guaranteed delivery procedure described in Section 3 of this Offer to Purchase. In addition, if we decide to include a subsequent offering period or periods in the Offer as described below, you will have an additional opportunity to tender your shares. See "The Offer -- Section 1 -- Terms of the Offer; Expiration Date" on page 6 and "The Offer -- Section 3 -- Procedures for Tendering Shares" on page 8.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     We have agreed in the merger agreement that if any of the conditions to the offer have not been satisfied or waived, we may extend the offer without North Face's consent until such time as all conditions to the offer are satisfied or waived. We also have agreed in the merger agreement that we may extend the offer once after all the conditions have been satisfied for a period of not more than five (5) business days as of the scheduled expiration date of the offer if the number of shares tendered, together with shares owned by Sequoia and VF, if any, is less than 90% of the shares outstanding on the scheduled expiration date. If we choose to make this one-time extension, our obligation to pay for all of the shares tendered in the offer and not withdrawn would only be subject to the following conditions:
(i) at least a majority of shares outstanding on a fully diluted basis having been tendered and not withdrawn, (ii) there having been no claim or litigation by a governmental authority or any other person negatively affecting the offer or merger or which in the judgment of VF would be likely to have a material adverse effect on North Face or VF and (iii) if a third party has made a proposal to acquire North Face, the board of directors of North Face not having withdrawn or adversely changed its recommendation of the merger agreement, the offer or the merger. See "The Offer -- Section 15 -- Extension of Tender Period; Subsequent Offering Period; Termination; Amendment" on page 22.

     In addition, we may extend the offer for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission or its staff or as required by applicable law, including providing a subsequent offering period of three (3) to twenty (20) business days. A subsequent offering period, if any, will be an additional opportunity for you to tender your shares (if you have not already done so) and receive the offer consideration following the expiration of the offer. If you do not tender during the initial offering period or the subsequent offering period, if any, you will have to wait until after the merger is completed to receive the cash consideration for your shares. See "The Offer -- Section 15 -- Extension of Tender Period; Subsequent Offering Period; Termination; Amendment" on page 22.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED OR IF YOU DECIDE TO INCLUDE A SUBSEQUENT OFFERING PERIOD?

     If we decide to extend the offer, we will inform American Stock Transfer & Trust Company, the depositary for the offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which the offer was scheduled to expire. In addition, if we decide to provide a subsequent offering period, we will inform American Stock Transfer & Trust Company of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the expiration date of the initial offering period. See "The Offer -- Section 15 -- Extension of Tender Period; Subsequent Offering Period; Termination; Amendment" on page 22.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     We are not obligated to purchase any shares in the offer unless the number of shares validly tendered, when added to the Shares then owned by VF and Sequoia, if any, represents at least a majority of the shares of North Face outstanding on a fully diluted basis. This minimum number of shares represents approximately 63.4% of the presently outstanding shares. In addition, our obligation to purchase shares that are validly tendered is conditioned upon the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 having expired or been waived. Other conditions to the offer are described on pages 23 through 25. See "The Offer -- Section 16 -- Certain Conditions of the Offer" on page 23.

HOW DO I TENDER MY SHARES?

     If you are a record holder, you may tender your shares by delivering the certificates representing your shares, together with a completed Letter of Transmittal, to American Stock Transfer & Trust Company, the depositary for the offer, not later than the time the offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. You should contact your broker or bank and instruct that your shares be tendered. If you are unable to deliver the required documents to the depositary by the expiration of the offer, you may get some extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three
(3) trading days. A trading day is any day on which the Nasdaq National Market is open for business. However, the depositary must receive the missing items within that three (3) day period. See "The Offer -- Section 3 -- Procedures for Tendering Shares" on page 8.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares, you must deliver a properly executed written notice of withdrawal (or a facsimile of one) with the required information to American Stock Transfer & Trust Company while you still have the right to withdraw the shares. See "The Offer -- Section 4 -- Withdrawal Rights" on page 10.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw shares at any time until the offer has expired and, if we have not accepted your shares for payment by June 17, 2000, you can withdraw them at any time after such time until we accept shares for payment. See "The Offer -- Section 4 -- Withdrawal Rights" on page 10. This right to withdraw will not apply to any subsequent offering period discussed in "The Offer -- Section
1 -- Terms of the Offer; Expiration Date" on page 6, if any, except if such shares are not immediately accepted for payment.

IS THERE AN AGREEMENT GOVERNING THE OFFER?

     Yes. VF, Sequoia and North Face have entered into a merger agreement dated as of April 7, 2000. The merger agreement provides, among other things, for the terms and conditions of the offer and the merger of Sequoia into North Face following the offer. See "Section 12 -- Purpose of the Offer; Plans for the Company; The Merger Agreement" on page 15.

WHAT DOES THE BOARD OF DIRECTORS OF NORTH FACE THINK OF THE OFFER?

     We are making the offer pursuant to the merger agreement, which has been approved by the board of directors of North Face. The board of directors of North Face has (i) unanimously determined that each of the merger agreement, the offer and the merger, is fair to, and in the best interests of, the stockholders of North Face, (ii) duly approved the merger agreement, and the transactions contemplated by the merger agreement, including the offer and the merger and
(iii) subject to the terms and conditions of the merger agreement, resolved to recommend that the stockholders of North Face accept the offer and tender their shares pursuant to the offer, and approve and adopt the merger agreement and the merger. See "The Offer -- Section 11 -- Background of the Offer; Past Contacts, Transactions or Negotiations with the Company" on page 13 and "The
Offer -- Section 12 -- Purpose of the Offer; Plans for the Company; The Merger Agreement" on page 15.

HAVE ANY STOCKHOLDERS PREVIOUSLY AGREED TO TENDER THEIR SHARES?

     No.

IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL NORTH FACE CONTINUE AS A PUBLIC COMPANY?

     No. Following the purchase of the shares in the offer, we expect to consummate the merger. If the merger takes place, North Face will be privately owned. Even if the merger does not take place, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that North Face's common stock will no longer be eligible to be traded on a securities exchange, there may not be a public trading market for North Face's stock, and North Face may cease making filings with the U.S. Securities and Exchange Commission or otherwise cease being required to comply with the rules of the U.S. Securities and Exchange Commission relating to publicly held companies. See "The Offer -- Section 13 -- Effect of the Offer on the Market for Shares; Stock Exchange Listing; Registration under the Exchange Act" on page 21.

WILL THE OFFER BE FOLLOWED BY A MERGER IF ALL NORTH FACE SHARES ARE NOT TENDERED IN THE OFFER?

     Yes. If we accept for payment and pay for at least a majority of the outstanding shares of North Face on a fully diluted basis, Sequoia will be merged with and into North Face. If that merger takes place, VF will own all of the shares of North Face and all remaining stockholders (other than Sequoia, VF, North Face and stockholders properly exercising dissenters' rights) will receive $2.00 per share (or any other higher price per share that is paid in the offer) in cash. We may attempt to effect the merger even if we own less than a majority of the shares of North

Face, but in such event the merger is not certain to occur. See "The
Offer -- Section 13 -- Effect of the Offer on the Market for Shares; Stock Exchange Listing; Registration under the Exchange Act" on page 21.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the merger described above takes place, stockholders (other than those properly exercising dissenters' rights) not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier and will not have dissenter's rights if you tender your shares into the offer. However, even if the merger does not take place, the number of stockholders and shares of North Face that are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, any public trading market) for North Face's common stock. Also, as described above, North Face may cease making filings with the U.S. Securities and Exchange Commission or otherwise being required to comply with the rules of the U.S. Securities and Exchange Commission relating to publicly held companies. See "The Offer -- Section 13 -- Effect of the Offer on the Market for Shares; Stock Exchange Listing; Registration under the Exchange Act" on page 21.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On April 6, 2000, the last full trading day before we announced the offer and the possible subsequent merger, the closing bid price per share of North Face's common stock reported on the Nasdaq National Market was $1 7/32 per share. On April 18, 2000 the last full trading day before the date of this Offer to Purchase, the closing bid price per share of North Face's common stock was $1 29/32. We advise you to obtain a recent quotation for shares of North Face's common stock in deciding whether to tender your shares.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     You can call D.F. King & Co., Inc. at (888) 460-7637 (toll free) or Salomon Smith Barney Inc. at (877) 518-9871 (toll free). D.F. King & Co., Inc. is acting as the information agent and Salomon Smith Barney Inc. is acting as the dealer manager for our offer. See the back of this Offer to Purchase.

To the Holders of Common Stock of The North Face, Inc.

                                  INTRODUCTION

     Sequoia Acquisition, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of VF Corporation, a Pennsylvania corporation ("Parent"), hereby offers to purchase all of the outstanding shares of common stock, par value $0.0025 per share, including the associated preferred share purchase rights (the "Shares"), of The North Face, Inc., a Delaware corporation (the "Company"), at a price of $2.00 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

     If your Shares are registered in your name, you will not be obligated to pay brokerage fees or commissions or, except as described in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to you. See "The Offer--Section 3 - Procedures for Tendering Shares" on page 8. Purchaser will pay all charges and expenses of Salomon Smith Barney Inc. (the "Dealer Manager"), American Stock Transfer & Trust Company (the "Depositary") and D.F. King & Co., Inc. (the "Information Agent") incurred in connection with the Offer. See "The Offer -- Section 18 -- Fees and Expenses" on page 27.

     We are making the Offer under the Agreement and Plan of Merger, dated as of April 7, 2000 (the "Merger Agreement"), among the Company, Parent and the Purchaser. Following the consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company (the "Merger"), and the Company will continue as the surviving corporation. In the Merger, each outstanding Share that is not owned by Purchaser or Parent (other than Shares held by stockholders who properly exercise their dissenters' rights under Delaware law) will be converted into the right to receive $2.00 or any higher price paid per Share in the Offer, without interest (the "Merger Consideration"). For a more detailed description of the Merger Agreement see "The Offer -- Section 12 -- Purpose of the Offer; Plans for the Company; The Merger Agreement" on page 15.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS (i) UNANIMOUSLY DETERMINED THAT EACH OF THE MERGER AGREEMENT, THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, (ii) DULY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER AND (iii) SUBJECT TO THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT, RESOLVED TO RECOMMEND THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER TO PURCHASE, AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

     We are not required to purchase any Shares unless at least a majority of the outstanding Shares (assuming exercise of all stock options and warrants and the conversion or exchange of all securities convertible or exchangeable into Shares) are validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Tender Condition") and any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") has expired or been terminated (the "HSR Condition"). For a discussion of other terms and conditions to the Offer, see "The Offer -- Section 1 -- Terms of the Offer; Expiration Date" on page 6, "The Offer -- Section 12 -- Purpose of the Offer; Plans for the Company; the Merger Agreement" on page 15 and "The Offer -- Section 16 -- Certain Conditions of the Offer" on page 23. We reserve the right (subject to the applicable rules and regulations of the Securities and Exchange Commission (the "SEC") and, where required by the Merger Agreement, the prior written consent of the Company), to waive any conditions to the Offer or make any changes to the terms and conditions of the Offer prior to the expiration date of the Offer. We presently have no intention of exercising such right.

     According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as of April 10, 2000, there were 12,757,229 Shares issued and outstanding and 3,429,561 Shares reserved for issuance upon the exercise of outstanding stock options and warrants. Based upon the foregoing, there were approximately 16,186,790 Shares outstanding on a fully diluted basis. Accordingly, the Minimum Tender Condition would be satisfied if approximately 8,093,396 Shares are validly tendered pursuant to the Offer and not withdrawn.

     DEUTSCHE BANK SECURITIES INC. ("DEUTSCHE BANK"), FINANCIAL ADVISOR TO THE COMPANY, HAS DELIVERED TO THE BOARD OF DIRECTORS OF THE COMPANY ITS WRITTEN OPINION TO THE EFFECT THAT, AS OF THE DATE OF THE MERGER AGREEMENT, THE PRICE OF $2.00 PER SHARE IN CASH TO BE RECEIVED BY THE HOLDERS OF SHARES IN THE OFFER AND THE MERGER IS FAIR TO SUCH HOLDERS FROM A FINANCIAL POINT OF VIEW. THE FULL TEXT OF THE WRITTEN OPINION OF DEUTSCHE BANK CONTAINING THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED AND THE SCOPE OF THE REVIEW UNDERTAKEN IN RENDERING SUCH OPINION, AS WELL AS THE LIMITATIONS OF SUCH OPINION, IS INCLUDED WITH THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH IS BEING MAILED TO STOCKHOLDERS AT THE SAME TIME AS THIS OFFER. STOCKHOLDERS ARE URGED TO READ THE FULL TEXT OF SUCH OPINION IN CONJUNCTION WITH THIS OFFER.

     Under the Delaware General Corporation Law (the "DGCL"), if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, Purchaser believes it would be able to effect a merger of the Purchaser with and into the Company without a vote of the Company's stockholders. If Purchaser does not acquire at least 90% of the Shares, it will have to seek approval of the Merger Agreement and the Merger by the Company's stockholders. Approval of the Merger Agreement and the Merger requires the affirmative vote of holders of a majority of the outstanding Shares. As a result, if the Minimum Tender Condition, the HSR Condition and the other conditions to the Offer are satisfied and the Offer is completed, we will own a sufficient number of Shares to ensure that the Merger Agreement will be approved by the Company's stockholders. See "The Offer -- Section 12 -- Purpose of the Offer; Plans for the Company; The Merger Agreement" on page 15.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

     1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Shares that are validly tendered and not withdrawn in accordance with the procedures set forth in this Offer on or prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, May 16, 2000, unless Purchaser extends the period of time for which the Offer is open, in which case the term "Expiration Date" shall mean the latest time and date at which the Offer, as it may be extended by Purchaser, shall expire.

     Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Securities and Exchange Act of 1934 (the "Exchange Act"), pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment of or, subject to the restriction referred to above, payment for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer (whether or not any Shares have theretofore been purchased or paid for pursuant to the Offer) and not accept for payment any Shares, if the Minimum Tender Condition, the HSR Condition and the other conditions set forth in "The Offer -- Section
16 -- Certain Conditions of the Offer" on page 23, (collectively, the "Offer Conditions"), are not satisfied. Subject to the provisions of the Merger Agreement, Purchaser expressly reserves the right to waive, in whole or in part at any time or from time to time, in each case, prior to the Expiration Date, any such condition; provided that, unless previously approved by the Company, no change may be made that decreases the Offer Price, changes the form of consideration payable in the Offer, reduces the number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to the Offer Conditions, or waives or amends the Minimum Tender Condition.

     If all Offer Conditions are not satisfied on the initial expiration date of the Offer, Purchaser may extend (and re-extend) the Offer to provide additional time to satisfy such conditions. We also have agreed in the Merger Agreement that we may extend the Offer once after all the Offer Conditions have been satisfied for a period of not more than five (5) business days as of the scheduled expiration date of the offer if the number of Shares validly tendered, together with Shares owned by Parent and Purchaser, if any, is less than 90% of the Shares outstanding on the scheduled expiration date. If we choose to make this one-time extension, our obligation to pay for all of the Shares tendered into the Offer and not withdrawn would only be subject to the following conditions: (i) the Minimum Tender Condition, (ii) there having been no claim or litigation by a governmental authority or any other person negatively affecting the Offer or Merger or which in the judgment of Parent likely to have a material adverse effect on the Company or Parent and (iii) if a third party has made a proposal to acquire the Company, the board of directors of the Company not having withdrawn or adversely changed its recommendation of the Merger Agreement, the Offer or the Merger. See "The Offer -- Section
16 -- Certain Conditions of the Offer" on page 23.

     Pursuant to Rule 14d-11 of the Exchange Act, Purchaser has the right, but is not required, to extend the Offer for a subsequent offering period of up to twenty (20) business days (a "Subsequent Offering Period"), subject to certain conditions set forth in such Rule. A Subsequent Offering Period is an additional period of time from three (3) business days up to twenty (20) business days, beginning after Purchaser purchases Shares tendered in the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer Price. If Purchaser decides to provide for a Subsequent Offering Period, and such Subsequent Offering Period is for a period of time which is less than twenty (20) business days, the Purchaser may extend (and re-extend) such Subsequent Offering Period up to an aggregate of twenty (20) business days.

     Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period or Shares tendered in the Offer and accepted for payment. During a Subsequent Offering Period, Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer.

     Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which requires that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material Offer Condition, Purchaser will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer, other than a change in price or the percentage of securities sought or the inclusion of or change to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders. However, a minimum of ten (10) business days from the date of such change may be required to allow for adequate dissemination and investor response if a change relates to the price to be paid or, subject to certain limitations, a change in the percentage of securities sought or the inclusion of or change to a dealer's soliciting fee. Accordingly, if, prior to the Expiration Date, Purchaser decreases the number of Shares being sought or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth (10th) business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, Purchaser will extend the Offer until at least the expiration of such tenth (10th) business day. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     In connection with the Offer, the Company has provided Purchaser with the names and addresses of all record holders of Shares and security position listings of Shares held in stock depositories. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to registered holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT. Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and pay for all Shares validly tendered by the Expiration Date and not withdrawn as soon as practicable after the later of the Expiration Date and the satisfaction of the HSR Condition. In addition, Purchaser reserves the right, in its sole discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares in order to comply in whole or in part with any applicable law. For a description of Purchaser's right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see "The Offer -- Section 4 -- Withdrawal Rights" on page 10.

     For purposes of the Offer, Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if, Purchaser gives oral or written notice to the Depositary of its acceptance of such tendered Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares or of a confirmation of a book-entry transfer, ("Book-Entry Confirmation") of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in "The Offer -- Section 3 -- Procedures for Tendering Shares"), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents. For a description of the procedures for tendering Shares pursuant to the Offer, see "The Offer -- Section 3 -- Procedures for Tendering Shares" below. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times. Under no circumstances will Purchaser pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     If Purchaser increases the consideration to be paid for Shares pursuant to the Offer, Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its or Parent's affiliates the right to purchase Shares tendered pursuant to the Offer. Any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account at the Book-Entry Transfer Facility from which such Shares were tendered), without expense to the tendering stockholder, as promptly as practicable following the expiration or termination of the Offer.

     3.  PROCEDURES FOR TENDERING SHARES.

     Valid Tender of Shares. Except as set forth below, in order for you to properly tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a facsimile thereof), properly completed and signed, together with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares and any other documents that the Letter of Transmittal requires at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) you must deliver share certificates representing tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation, in each case on or prior to the Expiration Date, or (ii) you must comply with the guaranteed delivery procedures set forth below.

     THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF CERTIFICATES FOR SHARES ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     The tender of Shares pursuant to any one of the procedures described below will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that (i) such stockholder owns the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 and (iii) such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Book Entry Delivery. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two (2) business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent's Message and any other required documents must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

     Signature Guarantees. Signatures on a Letter of Transmittal need not be guaranteed if (i) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) such Shares are tendered for the account of an Eligible Institution. See Instruction 5 of the Letter of Transmittal. Except as otherwise provided in the sentence, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (such as bank, savings and loan association or brokerage house) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) (each an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by Purchaser is received by the Depositary (as provided below) by the Expiration Date; and

          (iii) the Share Certificates (or Book-Entry Confirmation), evidencing all tendered Shares, in proper form for transfer, in each case together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee or an Agent's Message and any other documents required by the Letter of Transmittal, are received by the Depositary within three (3) trading days after the date of the execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq Stock Market's National Market (the "Nasdaq National Market") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

     Taxation. Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain stockholders pursuant to the Offer. In order to avoid such backup withholding, each tendering stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. If a stockholder is a non-resident alien or foreign entity not subject to backup withholding, the stockholder must give the Depositary a completed Form W-8 Certificate of Foreign Status prior to receipt of any payment.

     Proxy. By executing a Letter of Transmittal, a tendering stockholder irrevocably appoints Purchaser's designees as such stockholder's proxies in the manner set forth in the Letter of Transmittal to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after April 6,
2000). All such proxies shall be irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon the acceptance for payment of such Shares by Purchaser. Upon such acceptance for payment, all prior proxies and consents granted by such stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor subsequent written consents executed by such stockholder (and, if given or executed, will not be deemed to be effective). Purchaser's designees will be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. Purchaser reserves the right to require that, in order for Shares to be validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser is able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

     Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. Purchaser reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or the acceptance for payment of, or payment for, which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

     4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. After the Expiration Date, tenders are irrevocable, except that they may be withdrawn after June 17, 2000, unless accepted for payment before then as provided in this Offer to Purchase and except as provided below with respect to a Subsequent Offering Period. If Purchaser extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, on behalf of Purchaser, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4.

     To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal (except in the case of Shares tendered by an Eligible Institution) with signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in "The Offer -- Section 3 -- Procedures for Tendering Shares" on page 8, at any time prior to the Expiration Date.

     If Purchaser provides a Subsequent Offering Period, stockholders may not withdraw Shares tendered in such Subsequent Offering Period or Shares tendered in the Offer and accepted for payment.

     All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

     5. CERTAIN TAX CONSIDERATIONS. The summary of federal income tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax consequences to each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker dealers, persons who are not citizens or residents of the United States and stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation.

     ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

     Sales of Shares by stockholders of the Company pursuant to the Offer will be taxable transactions for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be taxable transactions under applicable state, local and foreign income tax laws. In general, a stockholder will recognize gain or loss equal to the difference between the tax basis of his or her Shares and the amount of cash received in exchange therefor. For federal income tax purposes, such gain or loss will be capital gain or loss if the Shares are capital assets in the hands of the stockholder and will be long-term gain or loss if the holding period for the Shares is more than one year as of the date of the sale of such Shares.

     A stockholder that tenders Shares may be subject to backup withholding unless the stockholder provides its taxpayer identification number and certifies that such number is correct or an exemption applies. A stockholder who does not furnish its taxpayer identification number may be subject to a penalty imposed by the Internal Revenue Service. See "The Offer -- Section 3 -- Procedures for Tendering Shares" on page 8.

     6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are authorized for quotation on the Nasdaq National Market under the symbol "TNFI." The following table sets forth for the periods indicated the high and low bid prices per Share on the Nasdaq National Market, as reported in published financial sources:

                                                              HIGH      LOW
                                                              ----      ---
1998
  First Quarter.............................................  $29       $20 5/8
  Second Quarter............................................  $26 1/2   $19 1/2
  Third Quarter.............................................  $24 5/8   $ 9 1/8
  Fourth Quarter............................................  $14 5/8   $ 9 1/8
1999
  First Quarter.............................................  $16 11/16 $ 9 1/4
  Second Quarter............................................  $12 7/8   $ 6 3/4
  Third Quarter.............................................  $ 7 1/16  $ 3 15/16
  Fourth Quarter............................................  $ 7 1/4   $ 2 11/16
2000
  First Quarter.............................................  $ 7 1/4   $ 2 11/16
  Second Quarter (through April 18, 2000)...................  $ 4 1/32  $ 1

     The Company did not pay dividends during the periods set forth in the table above.

     On April 6, 2000, the last full day of trading prior to the announcement of the Offer, the reported closing bid price per Share on the Nasdaq National Market was $1 7/32. On April 18, 2000, the last full trading day before the date of this Offer to Purchase, the reported closing bid price per Share on the Nasdaq National Market was $1 29/32.

                        STOCKHOLDERS ARE URGED TO OBTAIN
                   CURRENT MARKET QUOTATIONS FOR THE SHARES.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. The Company is a Delaware corporation with its principal executive offices located at 2013 Farallon Drive, San Leandro, CA 94577. The telephone number of the Company's executive offices is (510) 618-3500. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither Parent nor Purchaser takes any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to Purchaser and Parent.

     The Company was founded in 1965 by outdoor enthusiasts as a retailer of high performance climbing and backpacking equipment. The Company, together with its consolidated subsidiaries, designs and distributes technically sophisticated outerwear, snowsports gear, functional sportswear, tents, sleeping bags, backpacks, day packs, accessories and rugged footwear under The North Face(R) name.

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048 and CitiCorp Center, Suite 1400, 500 W. Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or free of charge at the website maintained by the SEC at http://www.sec.gov.

     8. OTHER FINANCIAL INFORMATION. During the course of discussions between Parent and the Company, the Company provided Parent with certain financial projections for the Company for fiscal year 2000.

     The projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections, and are included in this Offer to Purchase only because the Company provided them to Parent. None of Parent, the Company, or either of Parent's or the Company's respective financial advisors, assumes any responsibility for the accuracy of these projections. While presented with numerical specificity, these projections are based upon a variety of assumptions relating to the businesses of the Company which may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. There can be no assurance that the projections will be realized, and actual results may vary materially from those shown.

     Set forth below is a summary of the projections provided by the Company. The projections should be read together with the financial statements contained in its filings with the SEC.

                                                                    2000
                                                                ------------
Revenues....................................................    $284,923,000
Operating Income............................................    $ 11,414,000
Net Loss....................................................    $   (272,000)
Loss per Share (on a fully diluted basis)...................    $      (0.02)

     9. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT. Purchaser is a Delaware corporation incorporated on March 30, 2000 and to date has engaged in no activities other than those incident to its formation, the execution and delivery of the Merger Agreement and the commencement of the Offer. Purchaser is a wholly owned subsidiary of Parent. The principal executive offices of Purchaser are located at 628 Green Valley Road, Suite 500, Greensboro, NC 27408, and the telephone number of Purchaser's executive offices is (336) 547-6000.

     Parent is a Pennsylvania corporation. It is principally engaged in the design, manufacture and marketing of branded jeanswear, intimate apparel, children's playwear, occupational apparel, knitwear and other apparel. The principal executive offices of Parent are located at 628 Green Valley Road, Suite 500, Greensboro, NC 27408, and the telephone number of Parent's executive offices is (336) 547-6000. The name, business address, principal occupation or employment, five year employment history and citizenship of each director and executive officer of Parent and Purchaser and certain other information are set forth on Schedule I hereto.

     Parent is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Parent is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of its securities and any material interests of such persons in transactions with Parent. Such reports, proxy statements and other information may be inspected at the offices of the SEC in the same manner as set forth with respect to the Company in "The Offer -- Section 7 -- Certain Information Concerning the Company" on page 12.

     None of Parent, Purchaser or, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or Purchaser or any of the persons so listed, beneficially owns or has any right to acquire, directly or indirectly, any Shares and none of Parent, Purchaser, or, to the best knowledge of Parent and Purchaser, any of the persons or entities referred to above or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement, or as otherwise described in this Offer to Purchase, none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

     Other than transactions conducted in the ordinary course of business, none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in Section 12 of this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of Parent, Purchaser or any of the persons listed in Schedule I have, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Parent, Purchaser or any of the persons listed in Schedule I have, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to federal or state securities, laws, or a finding of any violation of federal or state securities laws.

     10. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by Parent and Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $30 million.

     The Offer and the Merger are not conditioned on obtaining financing. Parent expects to fund the Offer and the Merger and to pay related fees and expenses from internally generated funds.

     11. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY. Parent continually reviews possible strategic initiatives that might complement its existing business. In late October 1999, Parent's financial advisor, Salomon Smith Barney Inc. ("Salomon Smith Barney") expressed, on Parent's behalf, Parent's interest in a possible acquisition of the Company on mutually agreed upon terms to Deutsche Bank, the

Company's financial advisor. Deutsche Bank informed Salomon Smith Barney that the Company was not then interested in entering into discussions regarding a potential acquisition.

     On December 1, 1999, Mr. Mackey J. McDonald, Chairman, President and Chief Executive Officer of Parent wrote a letter addressed to Mr. Robert P. Bunje, Chairman of the Company, and Mr. Geoffrey D. Lurie, Chief Executive Officer of the Company. The letter stated that Parent remained interested in discussing a possible acquisition of the Company by Parent. After Mr. Lurie received the letter, Mr. McDonald and Mr. Lurie had a telephone conversation discussing the letter during which Mr. Lurie again stated that the Company was not interested in entering into discussions regarding a possible acquisition.

     In early January, Mr. Lurie told Mr. McDonald that the Company was interested in pursuing strategic alternatives and that Deutsche Bank would contact Parent regarding the process. Shortly thereafter, Parent received a draft confidentiality agreement. The Company and Parent entered into a Confidentiality Agreement dated as of January 20, 2000.

     In early February, 2000, representatives of Parent and Davis Polk & Wardwell, counsel to Parent, conducted due diligence at a data room established by the Company. At such time, representatives of Parent attended an information session with Company representatives. Following this initial due diligence through the execution of the Merger Agreement, Parent and its advisors conducted further due diligence with respect to the Company and were in contact with the Company and its advisors in relation thereto.

     On March 5, 2000, Parent (along with other bidders) received a bid solicitation, including a draft Merger Agreement, from Deutsche Bank. On March 20, 2000, Parent submitted its proposal to acquire the Company, including a proposed mark-up of the Merger Agreement. The proposal was subject to various conditions, including a commitment to negotiate exclusively with Parent, the approval of Parent's board of directors, additional due diligence and execution of a mutually acceptable definitive agreement.

     In the days that followed, representatives of the Company and Parent spoke on several occasions regarding the draft Merger Agreement and the satisfaction of certain conditions contained in Parent's bid. On March 23, 2000, Deutsche Bank requested that Parent submit a letter confirming its bid and remove any conditions to proceeding with a transaction which had been satisfied. On March 27, 2000, Parent delivered a letter together with a revised mark-up of the draft Merger Agreement confirming its willingness to proceed with negotiations subject to such negotiations being conducted on an exclusive basis.

     On March 28, 2000, counsel to the Company advised counsel to Parent that the Company would negotiate with Parent on an exclusive basis through March 31, 2000. In addition, counsel discussed the open issues in the draft Merger Agreement.

     On March 28, 2000, counsel to the Company distributed a revised draft Merger Agreement. On March 29, 2000, counsel to the Company distributed draft disclosure schedules.

     From March 29, 2000, through April 7, 2000, representatives of Parent and the Company continued to negotiate and revise the draft Merger Agreement. In the course of discussions among the parties during this period, the Company disclosed to Parent that the Company would be required to pay the banks party to the Company loan agreement $3.5 million, among other fees, upon consummation of the transactions contemplated by the draft Merger Agreement. On April 4, 2000, Parent advised the Company that a condition to its willingness to proceed with negotiations was that the banks agree to waive the $3.5 million fee. On April 6, 2000, after discussions with the Company, the banks agreed to reduce the fee to $876,000 in the case of a transaction with Parent. Counsel for the Company informed Parent of their agreement with the banks.

     On the afternoon of April 6, 2000, Parent was informed that the board of directors of the Company was going to meet that evening to decide whether to proceed with the transaction by authorizing the Company to enter into a definitive agreement and plan of merger. On April 7, 2000, Parent was informed that the board of directors had decided to proceed with the transaction on the basis of the draft Merger Agreement presented to the board on April 6, 2000. On April 7, 2000, Parent, Purchaser and the Company executed the Merger Agreement.

     After executing the Merger Agreement, Parent issued a press release announcing the execution of the Merger Agreement and the Offer and the Merger contemplated thereby.

     On April 10, 2000, representatives of the Company informed representatives of Parent that the Company had received a letter from a third party expressing its interest in a possible acquisition of the Company. This letter contained no specific offer, set forth no specific price and was subject to further due diligence. Representatives of Parent expressed to the Company their view that if the Company entered into negotiations with the third party based upon the letter received from such third party, such action would constitute a breach of the Merger Agreement. Purchaser understands that the board of directors of the Company met on April 11, 2000, and determined not to pursue negotiations with the third party.

     On April 12, 2000, Mr. Lurie requested a letter from Parent stating Parent's intentions with respect to the repayment of the Company's obligations under its loan agreement. On April 13, 2000, Parent wrote a letter to the Company confirming that if the Offer was consummated successfully, Parent agreed
(i) for the period prior to the Merger to use its best efforts to cause, and
(ii) after the Effective Time to cause, the Company to comply with its repayment obligations under the Company's loan agreement.

     12.  PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; THE MERGER
AGREEMENT. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. The purpose of the Merger is to acquire all capital stock of the Company not purchased pursuant to the Offer or otherwise. Pursuant to the Merger, the outstanding Shares not owned by Purchaser, Parent or their respective affiliates would be converted into the right to receive cash in an amount equal to the price per Share provided pursuant to the Offer, without interest.

     Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders will no longer have an equity interest in the Company or any right to participate in its earnings and future growth. Similarly, after selling their Shares in the Offer or the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company.

     Plans for the Company. Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued substantially as they are currently being conducted. Following the Merger, the directors of Purchaser will be the directors of the Company, and the executive officers of the Company prior to the Merger will be the executive officers of the Company.

     Parent intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, policies, management and personnel. After such review, Parent will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist, including steps to integrate the operations of the Company and the operations of Parent. In parallel, Parent plans to give consideration to any potential avenues that may be open for further strengthening the Company's marketing and financial position, including through possible alliances, or partnership or joint venture arrangements with third parties.

     The Company has announced its intention to sell its subsidiary, La Sportiva, U.S.A. La Sportiva, U.S.A. is engaged in the business of distributing rock climbing shoes, mountaineering boots and other rugged footwear under the La Sportiva(R) name. Parent intends to pursue a disposition of La Sportiva, U.S.A. if a transaction is possible on terms satisfactory to Parent.

     Except as described in this Offer to Purchase or the Merger Agreement, neither Parent nor Purchaser has any present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries (other than the potential disposition of La Sportiva, U.S.A.), (iii) any change in the Board or management, (iv) any material change in the Company's capitalization or (v) any other material change in the Company's corporate structure or business.

     Parent and Purchaser intend to cause the Company to make an application for termination of registration of the Shares as soon as possible after consummation of the Offer if the Shares are then eligible for such termination. In such event, following the consummation of the Merger, there will be no publicly traded Shares outstanding. See "The Offer -- Section 13 -- Effect of the Offer on the Market for Shares; Stock Exchange Listing; Registration under the Exchange Act" on page 21.

                              THE MERGER AGREEMENT

     The following is a summary of the Merger Agreement, a copy of which is filed as an Exhibit to Purchaser's Tender Offer Statement on Schedule TO (the "Schedule TO"). The summary is qualified in its entirety by reference to the Merger Agreement. The following summary may not contain all of the information important to you. The Merger Agreement may be examined and copies may be obtained from the SEC in the same manner as set forth in "The Offer -- Section 7 -- Certain Information Concerning the Company" on page 12. Capitalized terms used in the following summary and not otherwise defined in this Offer to Purchase have the meanings set forth in the Merger Agreement.

     The Offer. The Merger Agreement provides for the making of the Offer. The Merger Agreement provides that Purchaser will commence the Offer as promptly as practicable following the public announcement by Parent and the Company of the execution of the Merger Agreement (but in no event later than the later of 10 business days and the first business day following the filing by the Company with the SEC of its Annual Report on Form 10-K for the fiscal year ended December 31, 1999). The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Tender Condition, the HSR Condition and certain other Offer Conditions that are described below in "The Offer -- Section 16 -- Certain Conditions of the Offer" on page 23. Purchaser has agreed that it will not (i) decrease the Offer Price or change the form of the consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) impose conditions to the Offer in addition to those set forth in Annex A of the Merger Agreement and described below in "The Offer -- Section 16 -- Certain Conditions of the Offer" on page 23, (iv) amend any Offer Condition described in the preceding clause or
(v) amend or waive satisfaction of the Minimum Tender Condition.

     If all Offer Conditions are not satisfied on the initial expiration date of the Offer, Purchaser may extend (and re-extend) the Offer to provide additional time to satisfy such Offer Conditions. We also have agreed in the Merger Agreement that we may extend the offer once after all the conditions have been satisfied for a period of not more than five (5) business days as of the scheduled expiration date of the offer if the number of Shares tendered, together with shares owned by Parent and Purchaser, if any, is less than 90% of the Shares outstanding on the scheduled expiration date. If we choose to make this one-time extension our obligation to pay for all of the Shares tendered in the Offer and not withdrawn would only be subject to the following conditions:
(i) the Minimum Tender Condition, (ii) there having been no claim or litigation by a governmental authority or any other person negatively affecting the Offer or Merger or which in the reasonable judgment of Parent would be reasonable likely to have a material adverse effect on the Company or Parent and (iii) if a third party has made a proposal to acquire the Company, the board or directors of the Company not having withdrawn or adversely changed its recommendation of the Offer, the Merger Agreement or the Merger. See "The Offer -- Section
16 -- Certain Conditions of the Offer" on page 23.

     Recommendation. The board of directors of the Company has (i) unanimously determined that each of the Merger Agreement, the Offer and the Merger is fair to, and in the best interests of, the stockholders of the Company, (ii) duly approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger and (iii) subject to the terms and conditions of the Merger Agreement, resolved to recommend that the stockholders of the Company accept the Offer and tender their shares thereunder to Purchaser and approve and adopt the Merger Agreement and the Merger. This recommendation of the board of directors of the Company may be withdrawn or modified by the board. However, the Company will be obligated to pay Parent the $5 million fee described below under "Fees and Expenses."

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, at the time at which the Company and Purchaser file a certificate of merger (the "Merger Certificate") with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger, Purchaser shall be merged with and into the Company and the Company will be the surviving corporation in the Merger. As soon as practicable after the satisfaction or waiver of the conditions set forth in
Article VII of the Merger Agreement (and described in "The Offer -- Section 16 -- Certain Conditions of the Offer" on page 23), Parent, Purchaser and the Company shall cause the Merger Certificate to be executed and filed on the date of the closing of the Merger (or on such other date as Parent and the Company may agree) in the manner provided by the DGCL and the parties shall take such other and further action as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is hereinafter referred to as the "Effective Time." As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will be the surviving corporation, with all of its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger except that (i) the certificate of incorporation of the Company shall be amended in its entirety to read as the certificate of incorporation of the Purchaser immediately prior to the Effective Time, except that Article I thereof shall read as follows: "The name of the Corporation is The North Face, Inc." and, as so amended, shall be the certificate of incorporation of the surviving corporation until thereafter amended as provided by law and such certificate of incorporation and (ii) the bylaws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the bylaws of the surviving corporation until thereafter amended as provided by, the certificate of incorporation or such bylaws.

     At the Effective Time, (i) each issued and outstanding Share held in the treasury of the Company, or owned by Purchaser, Parent or any of Parent's subsidiaries shall be canceled, and no payment shall be made with respect thereto, (ii) each share of common stock of Purchaser then outstanding shall be converted into and become one share of common stock of the corporation surviving the Merger and (iii) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in (i) above, shall be converted into the right to receive $2.00 in cash or any higher price per Share that may be paid pursuant to the Offer, without any interest thereon.

     Immediately after the date Shares are accepted for payment pursuant to the Offer, each holder of a then outstanding option under any employee stock option or compensation plan or arrangement (the "Options") whether or not then exercisable or fully vested, and each holder of the warrants to purchase an aggregate of 202,597 Shares issued to certain parties (collectively, the "Warrants"), shall in settlement thereof, receive for each Share subject to such Option or Warrant, an amount (net of applicable withholding tax) in cash equal to the difference between the Offer Price and the per Share exercise price of such Option or Warrant, to the extent the Offer Price is greater than the per Share exercise price of such Option or Warrant, provided, however, that with respect to any person subject to Section 16(a) of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(a) of the Exchange Act.

     Agreements of Parent, Purchaser and the Company. Subject to compliance with applicable law, promptly upon the purchase by Purchaser pursuant to the Offer of such number of Shares which represents a majority of all outstanding Shares on a fully diluted basis, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's board of directors as is equal to the product of (i) the total number of directors on such board (determined after giving effect to the directors designated by Parent pursuant to this sentence) and (ii) the percentage (expressed as a decimal) that the aggregate number of Shares beneficially owned by Parent bears to the number of Shares then outstanding. In furtherance thereof, the Company shall, upon the request of Parent promptly secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be elected to the Company's board of directors and shall take all actions available to the Company to cause Parent's designees to be so elected, subject to compliance with
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Merger Agreement provides that, subject to applicable law, the directors of the Purchaser and the officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers of the surviving corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Company following the Effective Time. In the event that Parent's designees are elected to the Company's board, such board will have at least two (2) directors who were directors of the Company on the date of the Merger Agreement neither of whom is an officer of the Company nor a designee, stockholder, affiliate or associate of Parent (each an "Independent Director"). If, at the Effective Time, a vacancy shall exist on the board of directors of the Company or in any office of the Company, such vacancy may thereafter be filled in the manner provided by law.

     Stockholder's Meeting. Pursuant to the Merger Agreement, if required by law or the Company's certificate of incorporation in order to consummate the Merger, the Company shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of the Merger Agreement and the Merger, and otherwise comply with all legal requirements applicable to a stockholders' meeting. Subject to the board of directors' fiduciary duties in the event that the board receives an unsolicited acquisition proposal from a third party which it determines is more favorable, the board of directors of the Company shall recommend the approval and adoption of the Merger, the Merger Agreement and the transactions contemplated thereby to the Company's stockholders.

     Proxy Statement. The Merger Agreement provides that, if required, the Company will promptly prepare and file with the SEC under the Exchange Act a preliminary proxy or information statement relating to the Merger and the Merger Agreement and use its best efforts (i) to obtain and furnish the information required to be included by the SEC in such preliminary proxy or information statement and respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto and all other proxy materials to be mailed to its stockholders and (ii) to obtain the necessary approvals of the Merger Agreement and the transactions contemplated thereby to its stockholders and (iii) subject to the board of directors' fiduciary duties in the event that the board receives an unsolicited acquisition proposal from a third party which it determines is more favorable, include in such proxy or information statement the recommendation of the board of directors that the stockholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement.

     Certain Covenants. The Company has agreed that, prior to the Effective Time, the Company will not adopt or propose any change in its certificate of incorporation or bylaws. In addition, the Company has agreed that, prior to the Effective Time, the Company will not, and will not permit any of its subsidiaries to (i) merge or consolidate with any other person or entity or acquire a material amount of stock or assets of any other person or entity, (ii) sell, lease, license or otherwise dispose of any material subsidiary or a material amount of assets, securities or property to any person or entity, except pursuant to existing contracts or commitments and in the ordinary course consistent with past practice, (iii) knowingly take any action that would make any representation and warranty of the Company under the Merger Agreement inaccurate in any respect at, or as of any time prior to, the Effective Time or
(iv) agree to commit to do any of the foregoing.

     Pursuant to the Merger Agreement, the Company has agreed that from the date of the Merger Agreement until the termination thereof, the Company and its subsidiaries will not, and will use their respective best efforts to ensure that their respective officers, directors, employees or other agents will not, directly or indirectly; (i) initiate, solicit or knowingly encourage or knowingly take any action to facilitate the making of any offer or proposal which constitutes or is reasonably likely to lead to an Acquisition Proposal (as defined below); (ii) enter into any agreement with respect to an Acquisition Proposal; or (iii) in the event of any unsolicited Acquisition Proposal, (x) grant any waiver or release under any standstill or similar agreement to which the Company or any of its subsidiaries is a party in effect on the date of the Merger Agreement or (y) engage in negotiations with, or disclose any non-public information relating to, the Company or any of its subsidiaries or afford access to the properties, books or records of the Company or any of its subsidiaries to, any Person that may be considering making, or has made, an Acquisition Proposal. "Acquisition Proposal" shall mean any tender or exchange offer involving the Company, any proposal for a merger, consolidation or other business combination involving the Company, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, the Company or any material subsidiary (other than immaterial or insubstantial assets or inventory in the ordinary course of business or assets held for sale), any proposal or offer with respect to any recapitalization or restructuring with respect to the Company or any material subsidiary or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to the Company other than pursuant to the transactions to be effected pursuant to the Merger Agreement. The Company has agreed to notify promptly, but in no event later than 24 hours, Purchaser after receipt of any Acquisition Proposal or any request for non-public information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any of its subsidiaries by any Person that may be considering making, or has made, an Acquisition Proposal.

     Parent, Purchaser and the Company have each agreed that for six (6) years after the Effective Time, Parent will cause the Company to indemnify and hold harmless the present and former officers and directors of the Company (each an "Indemnified Person") in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent provided by Delaware law under the Company's certificate of incorporation and bylaws in effect on the date of the Merger Agreement, subject to any limitation imposed from time to time under applicable law. In addition, for six (6) years after the Effective Time, the Company will provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement, provided that the Company will not be obligated to cause the Company to pay premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year. If Parent, the Company or any of its successors or assigns (i) consolidates with or merges into any other person or entity and the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Company, as the case may be, will assume such indemnification and liability insurance obligations.

     Representations and Warranties. The Merger Agreement contains customary representations and warranties of the parties thereto including representations by the Company with respect to, among other things: its organization and qualification and its subsidiaries; its certificate of incorporation and bylaws; capitalization; authority relative to the Merger Agreement; no conflicts; required filings and consents; compliance with the law; SEC filings; financial statements; absence of certain changes or events; undisclosed liabilities; litigation; employee benefit plans; employment and labor matters; taxes; environmental matters; intellectual property; and opinion of financial advisor. Certain representations and warranties in the Merger Agreement are qualified as to "materiality" or "Material Adverse Effect" on the Company. For purposes of the Merger Agreement and this Offer to Purchase, when used in connection with the Company, the term "Material Adverse Effect" means a material adverse effect on the financial condition, business, assets or results of operations of the Company and its subsidiaries, taken as a whole, provided, however, that in no event shall any effect that results from (i) changes affecting the retail industry generally, (ii) changes affecting the United States economy generally, or (iii) a so-called "going concern" qualification in respect of the Company's financial statements for the year ended December 31, 1999, or the absence of liquidity or capital resources giving rise, thereto or the adverse effect on the Company's relations with customers, suppliers and others proximately resulting therefrom constitute a Material Adverse Effect.

     Conditions to Certain Obligations. The obligations of the Company, Parent and Purchaser to consummate the Merger are subject to the satisfaction of the following conditions: (i) if required by the DGCL, the approval and adoption by the stockholders of the Company of the Merger Agreement in accordance with such law, provided, however, that the Parent and Purchaser shall vote all shares purchased in the Offer in favor of the Merger; (ii) no statute, rule, regulation, judgment, injunction, order or decree shall prohibit the consummation of such approval; and (iii) Purchaser shall have purchased, or caused to be purchased, the Shares pursuant to the Offer (provided that this condition shall be deemed to have been satisfied if Purchaser fails to accept for payment, or pay for, Shares pursuant to the Offer in violation of the terms of the Offer or the Merger Agreement).

     Termination. The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any approval of the Merger Agreement by the stockholders of the Company: (i) by mutual written consent of the Company and Parent; (ii) by either the Company or Parent, if (x) without any material breach by the terminating party of the obligations under the Merger Agreement, Purchaser shall not have purchased Shares pursuant to the Offer by June 15, 2000, or (y) if there shall be any law or regulation that makes acceptance for payment of, and payment for, the Shares pursuant to the Offer or consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; (iii) by the Company but only prior to the date Shares are accepted for payment, if it shall have received a Superior Proposal (as defined below) which the board of directors has determined is more favorable to the stockholders of the Company than the transactions contemplated by the Merger Agreement and, subject to the fiduciary duties of the Company's board of directors, the Company provides written notice to Parent at least 72 hours prior to such termination of its intention to terminate the Merger Agreement and enter into a binding agreement with respect to such Superior Proposal (as defined below) and Parent does not make an offer that is at least as favorable to shareholders within 72 hours after receiving such notice; (iv) by Parent, but only prior to the Acceptance Date, if (x) the Company board of directors has withdrawn, modified or changed in any adverse respect its recommendation of the Merger Agreement, the Merger and the transactions contemplated thereby, (y) the Company's board of directors has recommended to its stockholders a Superior Proposal (as defined below), or (z) resolved to do any of the foregoing; such termination does not release the Company from its obligation to pay any amounts described in "Fees and Expenses" below; or (v) by Parent, if the Company shall not have filed its Annual Report on Form 10-K for the year ended

December 31, 1999, by May 1, 2000. A "Superior Proposal" means a bona fide written proposal (a) made by a party or group on an unsolicited basis to the Company relating to any such transaction which the Company's board of directors determines in good faith, after receiving advice from a nationally recognized investment banking firm and taking into account all the terms and conditions of such proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, is more favorable and provides greater value to all the Company's stockholders than as provided in the Merger Agreement and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Company's board of directors and (b) the failure to engage in discussions or negotiations with respect to such proposal would, in the opinion of the Company's board of directors, cause the board of directors to violate its fiduciary duties to the Company's stockholders under applicable law. If the Merger Agreement is terminated, the Merger Agreement will become void and of no effect with no liability on the part of the Company, Parent or Purchaser other than obligations of Parent under certain provisions of the Merger Agreement with respect to the treatment of confidential non-public information concerning the Company and its Subsidiaries, and the obligations of the Company under certain provisions of the Merger Agreement to pay certain fees to and expenses of Parent or Purchaser as described in "Fees and Expenses" below.

     Fees and Expenses. The Merger Agreement provides that if (i) prior to the date Shares are accepted for payment, the Company terminates the Merger Agreement as described in clause (iii) of "Termination" above, or (ii) Parent terminates the Merger Agreement as described in clause (iv) of "Termination" above, then the Company shall pay Parent a fee of $5 million at the time such event occurs. The Merger Agreement further provides that if any Acquisition Proposal has been made prior to the expiration or termination of the Offer and a Third Party Acquisition (as defined below) shall occur at any time on or prior to the date that is twelve months after the termination of the Merger Agreement, the Company will pay Parent a fee equal to $5 million in cash within two (2) business days following such Third Party Acquisition. A "Third Party Acquisition" means the occurrence of any of the following: (i) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise, by a person other than Purchaser or Parent (a "Third Party"); (ii) a Third Party acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; (iii) a Third Party acquires more than 50% of the outstanding Shares; or (iv) the Company adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Shares or an extraordinary dividend relating to more than 50% of the outstanding Shares or 50% of the assets of the Company and its subsidiaries, taken as a whole; no transaction shall constitute a Third Party Acquisition unless the Company or the holders of Shares receive, pursuant to such transaction, consideration per Share having an aggregate value in excess of $2.00.

     In addition, the Company has agreed in the Merger Agreement that if the Merger Agreement is terminated in a manner that requires payment of the $5 million fee described above it shall (no later than two (2) business days after such termination), reimburse Parent, Purchaser and their Affiliates for reasonable out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, experts, investment bankers, financial and other consultants to Parent, Purchaser and their affiliates) incurred by Parent and Purchaser in connection with transactions contemplated by the Merger Agreement, including, but not limited to, the negotiation, preparation, execution and performance of the Merger Agreement and Parent's due diligence investigation of the Company.

     Except as described in the preceding paragraph, the Merger Agreement provides that the Company, Parent and Purchaser shall each bear all expenses incurred by it in connection with the Merger Agreement and the transactions contemplated thereby.

     Amendment and Waivers. Prior to the purchase of Shares pursuant to the Offer, any provision of the Merger Agreement may be amended, modified or supplemented if, and only if, such amendment, modification or supplement is in writing and signed by action taken by the respective boards of the Company, Purchaser and Parent. After the purchase of Shares pursuant to the Offer, no such amendment, modification or supplement shall decrease the amount of consideration to be received in exchange for any Shares and after approval of the Merger Agreement by the stockholders of the Company no such amendment, modification or supplement shall be made which by law requires the further approval of the Company's stockholders, without obtaining the further approval of such stockholders. If Parent's designees are elected to the Company's board of directors, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors (as defined in "Agreements of Parent, Purchaser and the Company" above) shall be required to (i) amend or terminate the Merger Agreement on behalf of the Company, (ii) exercise or waive any of the Company's rights, benefits or remedies hereunder, (iii) extend the time for performance of Purchase's obligations under the Merger Agreement or (iv) take any other action on behalf of the Company under or in connection with the Merger Agreement.

     13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK EXCHANGE LISTING; REGISTRATION UNDER THE EXCHANGE ACT. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

     The Shares are authorized for quotation on the Nasdaq National Market (as defined in "The Offer -- Section 6 -- Price Range of Shares; Dividends" on page
11). According to the published guidelines of the Nasdaq National Market, the Shares might no longer be eligible for quotation on the Nasdaq National Market if, among other things, either (i) the number of Shares publicly held were less than 750,000, there were fewer than 400 holders of round lots, the aggregate market value of publicly held Shares was less than $5,000,000, net tangible assets were less than $4,000,000 and there were fewer than two registered and active market makers for the Shares, or (ii) the number of Shares publicly held were less than 1,100,000, there were fewer than 400 holders of round lots, the aggregate market value of publicly held Shares were less than $15,000,000 and either (x) the Company's market capitalization was less than $50,000,000 or (y) the total assets and total revenue of the Company for the most recently completed fiscal year or two of the last three most recently completed fiscal years were less than $50,000,000 and there were fewer than four registered and active market makers. Shares held directly or indirectly by directors or officers of the Company or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. The Depositary has informed us that as of April 17, 2000, there were 187 stockholders of record.

     If the Shares were to cease to be quoted on the Nasdaq National Market, the market for the Shares could be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges (with trades published by such exchanges), the Nasdaq Stock Market (with quotations published in the Nasdaq "additional list" or in one of the "local lists") or in the over-the-counter market. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of stockholders and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of the securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

     Margin Regulations. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve Board (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations and below regarding registration under the Exchange Act, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the Shares would be ineligible as collateral for margin loans made by brokers.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the SEC if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement to furnish a proxy statement in connection with stockholders' meeting pursuant to
Section 14(a) and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq National Market reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities". Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon as possible after consummation for the Offer if the requirements for termination of registration are met.

     14. DIVIDENDS AND DISTRIBUTIONS. The Merger Agreement prohibits the Company from paying or declaring any dividends on the Shares and from changing the number of Shares outstanding as a result of any stock split, stock dividend, recapitalization or similar transaction.

     15. EXTENSION OF TENDER PERIOD; SUBSEQUENT OFFERING PERIOD; TERMINATION; AMENDMENT. Subject to the Merger Agreement, Purchaser reserves the right, at any time or from time to time, in its sole discretion to extend (and re-extend) the Offer until such time as all conditions to the offer are satisfied or waived. The Merger Agreement provides that Purchaser may extend the Offer once, after all the conditions have been satisfied, for a period of not more than five
(5) business days as of the scheduled expiration date of the offer if the number of shares tendered, together with shares owned by Parent and Purchaser, if any, is less than 90% of the shares outstanding on the scheduled expiration date. If Purchaser chooses to make this one-time extension our obligation to pay for all of the shares tendered into the Offer and not withdrawn would only be subject to the following conditions: (i) the Minimum Tender Condition, (ii) there having been no claim or litigation by a governmental authority or any other person negatively affecting the Offer or Merger or which would be reasonably likely to have a material adverse effect on the Company or Parent and (iii) if a third party has made a proposal to acquire the Company, the board of directors of the Company not having withdrawn or adversely changed its recommendation of the Merger Agreement, the Offer or the Merger. See "The Offer -- Section
16 -- Certain Conditions of the Offer" on page 23.

     If Purchaser decreases the percentage of Shares being sought or increases or decreases the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of ten (10) business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer will be extended until the expiration of such period of ten
(10) business days. If Purchaser makes a material change in the terms of the Offer (other than a change in price or percentage of securities sought) or in the information concerning the Offer, or waives a material condition of the Offer, Purchaser will extend the Offer, if required by applicable law, for a period sufficient to allow stockholders to consider the amended terms of the Offer. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Tender Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders, and that if a material change is made with respect to information that approaches the significance of price and share levels, a minimum of ten
(10) business days may be required to allow adequate dissemination and investor response.

     Purchaser may also, subject to certain conditions, provide a Subsequent Offering Period following the expiration of the Offer on the Expiration Date pursuant to which Purchaser may add a period of up to twenty (20) business days to permit additional tenders of Shares. Purchaser may include a Subsequent Offering Period so long as, among other things, (i) the Offer remains open for a minimum of twenty (20) business days and has expired, (ii) all conditions to the Offer are deemed satisfied or waived by Purchaser on or before the Expiration Date, (iii) Purchaser accepts and promptly pays for all securities validly tendered during the initial period of the Offer, (iv) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (v) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. In a public release, the SEC has expressed the view that providing a Subsequent Offering Period would constitute a material change to the terms of the Offer requiring Purchaser to disseminate new information to stockholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date (generally five (5) business days). In the event Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of the Company consistent with the requirements of the SEC.

     A Subsequent Offering Period, if one is provided, is not an extension of the Offer. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer, in which stockholders may tender

Shares not tendered into the Offer. No withdrawal rights apply to shares tendered in a subsequent offering period and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same consideration will be paid to stockholders tendering shares in the Offer or in a Subsequent Offering Period, if one is provided.

     Purchaser also reserves the right, in its sole discretion, in the event any of the conditions specified in "The Offer -- Section 16 -- Certain Conditions of the Offer" on page 23 shall not have been satisfied and so long as Shares have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of, or payment for, Shares or to terminate the Offer and not accept for payment, or pay for, Shares.

     If Purchaser extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment, or pay for, Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, on behalf of Purchaser, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in "The Offer -- Section 4 -- Withdrawal Rights" on page 10. The reservation by Purchaser of the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that Purchaser pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

     Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, Purchaser will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     16. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provisions of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or expiration of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares (i) unless (a) the Minimum Tender Condition shall have been satisfied prior to the Expiration Date and (b) the HSR Condition shall have been satisfied prior to the Expiration Date, and/or (ii) if, at any time on or after April 7, 2000, the date of the Merger Agreement, and prior to the Expiration Date, any of the following events shall have occurred and be continuing:

          (a) (i) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic, foreign, or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, (A) challenging or seeking to make illegal, to delay materially or otherwise, directly or indirectly, to restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, some or all of the Shares by Parent or Purchaser or the consummation of the Merger, (B) seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger, (C) seeking to restrain or prohibit Parent's ownership or operation (or that of its affiliates) of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, or to compel Parent or any of its affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, (D) seeking to impose or confirm material limitations on the ability of Parent, Purchaser or any of Parent's other affiliates effectively to exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by Parent, Purchaser or any of Parent's other affiliates on all matters properly presented to the Company's stockholders, (E) seeking to require divestiture by Parent, Purchaser or any of Parent's other affiliates of any Shares, or (F) that otherwise in the judgment of Parent, is likely to have a Material Adverse Effect on the Company or a material adverse effect on Parent (any action or proceeding described in clauses (A) through (E), a "Significant Proceeding"); or (ii) there shall be instituted or pending any other Significant Proceeding, or any development shall have occurred in any action or proceeding pending on the date of the Merger Agreement that, in each case, in the judgment of Parent is reasonably likely to result in a Company Material Adverse Effect or a material adverse effect on Parent; or

          (b) there shall have been any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic, foreign or supranational, other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger that, in the judgment of Parent, is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i)(A) through (F) of paragraph (a) above; or

          (c) any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of the Company or any of its subsidiaries that, in the reasonable judgment of Parent, is, or is likely to have, a Material Adverse Effect on the Company; or

          (d) (i) any of the representations and warranties of the Company contained in the Merger Agreement shall not be true and correct when made,
     (ii) any of the representations and warranties of the Company contained in the Merger Agreement (other than Section 3.11(a)(3)) shall not be true and correct at any time prior to the consummation of the Offer as if made at, and as of, such time or (iii) the representation set forth in Section 3.11(a)(3) of the Merger Agreement shall not be true and correct at any time prior to the consummation of the Offer as if made at, and as of, such time due to the existence of a Tax Issue or Tax Issues (as defined in the Merger Agreement) that would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company; or

          (e) the Company shall have breached or failed to perform or comply in all material respects with the obligations under the Merger Agreement to be performed or complied with by it; or

          (f) the Merger Agreement shall have been terminated in accordance with its terms; or

          (g) prior to the purchase of Shares pursuant to the Offer, an Acquisition Proposal for the Company exists and the board of directors of the Company shall have withdrawn or materially modified or changed (including by amendment of the Schedule 14D-9) in a manner adverse to Purchaser its recommendation of the Offer, the Merger Agreement or the Merger; or

          (h) it shall have been publicly disclosed or Purchaser shall have otherwise learned that (i) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or its affiliates or any group of which any of them is a member or any person or group that, on the date of the Merger Agreement, has beneficial ownership (determined pursuant to Rule 13(d)-3 promulgated under the Exchange Act) of more than 10% of the outstanding Shares and which had filed a Schedule 13D or 13G with the SEC on or prior to March 31, 2000, shall have acquired beneficial ownership of more than 10% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 10% of any class or series of capital stock of the Company (including the Shares); or (ii) any person or group that, prior to March 31, 2000, had filed a Schedule 13D or 13G with the SEC, shall have acquired beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, constituting 5% or more of any such class or series; or (iii) any person or group shall have entered into a definitive agreement or agreement in principle with respect to a merger, consolidation or other business combination with the Company; or

          (i) the Company or any material subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

          (j) an involuntary case or other proceeding shall be commenced against the Company or any material subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property; or an order for relief shall be entered against the Company or any subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

          (k) the Company's and its subsidiaries' existing lenders and their affiliates shall not have continued to fund the business of the Company and its Subsidiaries on substantially the same basis as had been applicable prior to the date of the Merger Agreement;

which, in the sole judgment of Purchaser, in any such case, and regardless of the circumstances (including any action or omission by Purchaser or Parent) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

     The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such condition and may be waived by Parent or Purchaser in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser, subject in each case to the terms of the Merger Agreement. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time.

     17.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     General. Based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought or taken. There can be no assurance that any such approval or other action, if needed, would be obtained or taken, in the case of approvals, or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company's business or certain parts of the Company's business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See "The Offer -- Section 16 -- Certain Conditions of the Offer" on page 23.

     Delaware Law. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally, a stockholder owning 15% or more of a corporation's outstanding voting stock or an affiliate thereof) from engaging in a "business combination" (defined to include a merger and certain other transactions as described below) with a Delaware corporation for a period of three (3) years following the time on which such stockholder became an interested stockholder unless, among other exceptions, prior to such time the corporation's board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder. The board of directors of the Company has determined that Section 203 of the DGCL does not apply to the Merger Agreement, the Offer, the Merger or the transactions contemplated thereby.

     Rights Agreement Amendment. On July 6, 1998, the Company entered into a Preferred Rights Agreement (the "Rights Agreement") with American Stock Transfer & Trust Company, as Rights Agent providing for the issuance of certain rights to acquire preferred shares of the Company. Such rights become exercisable in the event of certain acquisitions or proposed acquisitions of the equity securities of the Company. In early April, the Company's board of directors determined that an amendment to the Rights Agreement was necessary and desirable and consistent with the objectives of the board of directors in adopting the Rights Agreement. Such amendment, dated as of April 7, 2000, effectively amended the terms of the Rights Agreement relating to the "Distribution Date", the "Expiration Date" and "Shares Acquisition Date" (each as defined herein), amended the definition of "Acquiring Person" and added certain other provisions. The effect of such revised definitions and additional provisions was to ensure that approval, execution, delivery and performance of the Merger Agreement and the making of the Offer by Purchaser would not cause a distribution of rights, cause the rights to become exercisable or give any holder of rights under the Rights Agreement or any other Person any legal or equitable rights, remedies or claims under such Rights Agreement.

     State Takeover Statutes. A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger or any other business combination between Purchaser or any of its affiliates and the Company and has not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, Purchaser believes that there are reasonable bases for contesting such laws.

     In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the State of Indiana. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal District Court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     If any government official or third party should seek to apply any state takeover law to the Offer or the Merger, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that such statute or statutes is or are inapplicable or invalid as applied to the Offer or Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment, or pay for, Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment, or pay for, any tendered Shares. See "The Offer -- Section 16 -- Certain Conditions of the Offer" on page 23.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

     Pursuant to the requirements of the HSR Act, Purchaser will file a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC as promptly as practicable after the date hereof. The waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on the day that is fifteen (15) days from the date of such filing. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from Purchaser. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by Purchaser with such request. Thereafter, such waiting period can be extended only by court order. A request is being made pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early.

     Shares will not be accepted for payment, or paid for, pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. Subject to certain circumstances described in "The
Offer -- Section 4 -- Withdrawal Rights" on page 10, any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. If Purchaser's acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Purchaser, Parent or the Company. Private parties (including individual states) may also bring legal actions under the antitrust laws. Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See "The
Offer -- Section 16 -- Certain Conditions of the Offer" on page 23 for a description of certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions, and for certain termination rights in connection with antitrust suits.

     Other. Based upon Purchaser's representations and warranties in the Merger Agreement, the Company and its subsidiaries own property and conduct business in a number of foreign countries. In connection with the acquisition of Shares pursuant to the Offer, the laws of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, governmental authorities therein. After commencement of the Offer, Purchaser will seek further information regarding the applicability of any such laws and currently intends to take such action as they may require, but no assurance can be given that such approvals will be obtained. If any action is taken prior to the completion of the Offer by any such government or governmental authority, Purchaser may not be obligated to accept for payment, or pay for, any tendered Shares. See "The Offer -- Section 16 -- Certain Conditions of the Offer" on page 23.

     18. FEES AND EXPENSES. Salomon Smith Barney is acting as Dealer Manager for the Offer and as financial advisor to Parent in connection with Parent's proposed acquisition of the Company, for which services Salomon Smith Barney will receive customary compensation. Parent also has agreed to reimburse Salomon Smith Barney for reasonable travel and other out-of-pocket expenses, including reasonable fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. In the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of Parent and the Company for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

     Parent and Purchaser have retained D.F. King & Co., Inc. to act as the Information Agent and American Stock Transfer & Trust Company to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

     None of Parent or Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by

Purchaser for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

     19. MISCELLANEOUS. The Offer is not being made to, and tenders will not be accepted from, or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Purchaser has filed with the SEC the Schedule TO, together with exhibits, pursuant to Rule 14d-1 of the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed the
Schedule 14D-9, together with all exhibits thereto, pursuant to Rule 14d-9 of the Exchange Act setting forth its recommendation with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. The Schedule TO, the Schedule 14D-9 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner set forth in "The Offer -- Section 7 -- Certain Information Concerning the Company" on page 12 of this Offer to Purchase (except that such information will not be available at the regional offices of the SEC).

                                         Sequoia Acquisition, Inc.

April 19, 2000

                                                                      SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The name, age, current principal occupation or employment and five-year employment history of each director and executive officer of Parent are set forth below. The address of each director and officer is 628 Green Valley Road, Suite 500, Greensboro, NC 27408. None of the directors and officers of Parent listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgement, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All directors and officers listed below are citizens of the United States. Directors are identified by an asterisk.

                                CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND           PERIOD SERVED IN SUCH
NAME                                     FIVE-YEAR EMPLOYMENT HISTORY             AGE          OFFICE(S)
----                            ----------------------------------------------    ---    ---------------------
Erskine B. Bowles*              General Partner, Forstmann Little & Co.           54      1999 to date
                                White House Chief of Staff
                                                                                          1996 to 1998
                                Assistant to the President and
                                Deputy Chief of Staff
                                                                                          1994 to 1995
                                Director, VF Corporation
                                                                                          1999 to date

Robert D. Buzzell*              Distinguished Visiting Professor,                 66      1998 to date
                                Georgetown University
                                Professor Emeritus,
                                Harvard Business School
                                                                                          1993 to date
                                Director, VF Corporation
                                                                                          1983 to date

Edward E. Crutchfield*          Chairman and Chief Executive Officer,             58      1985 to date
                                First Union Corporation
                                Director, VF Corporation                                  1992 to date

Ursula F. Fairbairn*            Executive Vice President -- Human                 57      1996 to date
                                Resources & Quality, American Express
                                Company
                                Senior Vice President of                                  1990 to 1996
                                Human Resources, Union Pacific
                                Corporation
                                Director, VF Corporation                                  1994 to date

Barbara S. Feigin*              Consultant                                        62      1999 to date
                                Executive Vice President and                              1993 to 1999
                                Worldwide Director of
                                Strategic Services, Grey
                                Advertising
                                Director, VF Corporation                                  1987 to date

George Fellows*                 Former President and Chief Executive              57      1997 to 1999
                                Officer, Revlon, Inc.
                                President and Chief Operating                             1995 to 1997
                                Officer, Revlon, Inc. and Revlon
                                Consumer Products Corporation
                                Director, VF Corporation                                  1997 to date

                                CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND           PERIOD SERVED IN SUCH
NAME                                     FIVE-YEAR EMPLOYMENT HISTORY             AGE          OFFICE(S)
----                            ----------------------------------------------    ---    ---------------------
Robert J. Hurst*                Vice Chairman, The Goldman Sachs                  54      1997 to date
                                Group, Inc.
                                Head or Co-Head of Investment Banking,                    1990 to 1999
                                The Goldman Sachs Group
                                Director, VF Corporation                                  1994 to date

Mackey J. McDonald*             Chairman of the Board, VF Corporation             53      1998 to date
                                Chief Executive Officer, VF Corporation                   1996 to date
                                President, VF Corporation                                 1993 to date
                                Director, VF Corporation                                  1993 to date

M. Rust Sharp*                  Of Counsel, Heckscher, Teillon,                   59      1999 to date
                                Terrill & Sager
                                Of Counsel, Pepper Hamilton LLP                           1996 to 1999
                                Partner, Clark, Ladner, Fortenbaugh                       prior to 1996
                                & Young
                                Director, VF Corporation                                  1984 to date

L. Dudley Walker*               Chairman of the Board, VF Knitwear, Inc.          69      1984 to date
                                Director, VF Corporation                                  1984 to date

Timothy A. Lambeth              Vice President -- Global Processes,               53      1999 to date
                                VF Corporation                                            (VF since 1982)

Terry L. Lay                    Vice President and Chairman --                    52      1999 to date
                                International Coalition, VF Corporation                   (VF since 1974)

Daniel G. MacFarlan             Vice President, VF Corporation                    49      1995 to date
                                Chairman -- Knitwear, Playwear & Intimate                 1996 to date
                                  Apparel Coalitions, VF Corporation                      (VF since 1978)

John P. Schamberger             Vice President and Chairman -- North &   South    51      1995 to date
                                America, Jeanswear & Workwear                             (VF since 1972)
                                Coalitions, VF Corporation

Candace S. Cummings             Secretary, VF Corporation                         53      1997 to date
                                Vice President -- Administration, General                 1996 to date
                                Counsel, VF Corporation                                   (VF since 1995)

Frank C. Pickard III            Vice President -- Treasurer,                      55      1994 to date
                                VF Corporation                                            (VF since 1976)

Robert K. Shearer               Vice President -- Finance and Chief               48      1998 to date
                                Financial Officer, VF Corporation                         (VF since 1986)

     2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The name, age, current principal occupation or employment and five-year employment history of each director and executive officer of Purchaser are set forth below. The address of each director and officer is 628 Green Valley Road, Suite 500, Greensboro, NC 27408. None of the directors and officers of Purchaser listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgement, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All directors and officers listed below are citizens of the United States. The Director is identified by an asterisk.

                             CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND           PERIOD SERVED IN SUCH
NAME                                  FIVE-YEAR EMPLOYMENT HISTORY             AGE          OFFICE(S)
----                         ----------------------------------------------    ---    ---------------------
Mackey J. McDonald           President, Sequoia Acquisition, Inc.              53     March 2000 to date
                             Chairman of the Board, VF Corporation                    1998 to date
                             Chief Executive Officer, VF Corporation                  1996 to date
                             President, VF Corporation                                1993 to date
                             Director, VF Corporation                                 1993 to date

Candace S. Cummings*         Vice President and Secretary,                     53     March 2000 to date
                               Sequoia Acquisition, Inc.
                             Secretary, VF Corporation
                             Vice President -- Administration and General             1997 to date
                               Counsel, VF Corporation                                1996 to date

                                                                                      (VF since 1995)

Frank C. Pickard III         Vice President and Assistant Secretary,           55     March 2000 to date
                               Sequoia Acquisition, Inc.
                             Vice President -- Treasurer, VF Corporation
                                                                                      1994 to date

Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and Share Certificates and any other required documents should be sent to the Depositary at the address set forth below:

                        The Depositary for the Offer is:
                    AMERICAN STOCK TRANSFER & TRUST COMPANY
                 FOR INFORMATION CALL TOLL FREE (800) 937-5449

                    By Mail:                              By Hand or Overnight Courier:
                 40 Wall Street                                   40 Wall Street
                   46th Floor                                       46th Floor
            New York, New York 10005                         New York, New York 10005
        Attn: Reorganization Department                  Attn: Reorganization Department

                           By Facsimile Transmission:
                                 (718) 234-5001

                  Confirm Facsimile Transmission by Telephone:
                                 (718) 921-8200

     Questions or requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                             D.F. KING & CO., INC.
                                77 WATER STREET
                            NEW YORK, NEW YORK 10005
                 BANKS AND BROKERS CALL COLLECT: (212) 269-5550
                   ALL OTHERS CALL TOLL FREE: (888) 460-7637

                      The Dealer Manager for the Offer is:
                              SALOMON SMITH BARNEY
                              338 GREENWICH STREET
                            NEW YORK, NEW YORK 10013
                         CALL TOLL FREE: (877) 518-9871